EXHIBIT 99

U S WEST, Inc.
1801 California Street
Denver, CO  80202

NEWS RELEASE                                                    [U S WEST Logo]

February 23, 1999

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Note to investors:  U S WEST (NYSE: USW) will hold a live teleconference call at
7 a.m. MST (9 a.m. EST) to discuss competitive initiatives and resulting earnings impacts for 1999. Call 1-800-946-0705 by the scheduled start time to join. A replay will be available starting at 10 a.m. MST, through 6 p.m. MST on Feb. 26 by calling 1-888-203-1112.
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                - U S WEST Commits $300 Million in Added Spending
            to Improve Customer Experience and Meet the Competition -
            - 1999 Earnings Growth now Targeted at Low Double Digits;
                 Capital Expenditures to Grow by $200 Million -

DENVER -- U S WEST today committed to accelerating its spending to deliver an enhanced customer experience given the new products and services the company intends to bring to market. Additional spending of $300 million in 1999 includes earlier deployment of network enhancements, a solution to eliminate network bottlenecks due to increasing data traffic, and e-commerce efforts to develop new channels for the business and reduce long-term operational costs.

This follows aggressive moves by competitors, including previously announced AT&T plans to enter four of U S WEST's major markets -- Denver; Portland, Ore.; Salt Lake City and Seattle -- by year's end.

"When the countr's largest long-distance provider, largest Competitive Local Exchange Carrier, largest wireless provider, and now, largest cable television provider - AT&T - announces that it is taking you on and when others are spending lots of money to cherry-pick your best customers, you need to make every effort to be the very best at meeting and exceeding customer needs with differentiated products and services," said Sol Trujillo, U S WEST president and CEO.

The extra spending includes about $100 million for network enhancements, as well as the associated training for network technicians to help them more efficiently manage their jobs and improve the customers' experience. It also includes about $200 million to accelerate the next generation of the network and lay the groundwork for deployment of new services such as video and data, new wireless products, and step-up the company's e-commerce efforts.

                                    - more -

U S WEST - Page 2

Part of this spending will cause the company's total 1999 capital expenditure budget to rise to between $3.5 billion and $3.8 billion, including software capitalization. Some of the additional capital will also be used to further reinforce the operating support systems needed to enable competition in compliance with federal requirements.

Additionally, Trujillo said significant capital spending for interconnection also will be required in 1999. These are the costs that enable U S WEST's competitors to connect to U S WEST's network.

"We know our customers want their telecommunications services supplied to them in a way that is easier, better and more hassle-free," said Trujillo. "We're taking positive steps to do just that."

U S WEST Chief Financial Officer, Al Spies, said that an internal review has identified cost-reduction options to offset part of the planned spending increase. Nevertheless, he expects this additional spending will cause a reduction in its 1999 earnings estimates. Previously, the company had committed to achieving 12-14 percent earnings per share growth during the year.

"I expect our earnings will still be in the double digits for 1999," said Spies. "But they will be lower than our previous guidance, more likely the earnings growth will be around 10 percent. Given the competitive realities, we clearly need to invest in our customers."

Safe Harbor Statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from expectations include: (i) greater than anticipated competition from new entrants into the local exchange, intraLATA toll, wireless, data and directories markets, causing loss of customers and increased price competition; (ii) changes in demand for U S WEST's products and services, including optional custom calling features; (iii) higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with interconnection and year 2000 remediation); (iv) the loss of significant customers; (v) pending and future state and federal regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market; (vi) a change in economic conditions in the various markets served by U S WEST's operations;
(vii) higher than anticipated start-up costs associated with new business opportunities; (viii) delays in U S WEST's ability to begin offering interLATA long-distance services; (ix) consumer acceptance of broadband services, including telephony, data, video and wireless services; and (x) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations. These cautionary statements by U S WEST should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by U S WEST. U S WEST cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. U S WEST does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

U S WEST (NYSE: USW) provides a full range of telecommunications services - including wireline, wireless PCS, data networking, directory and information services - to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

Further information: Larry Thede, 303-896-3550; Rodney Miller, 303-896-3096; Martha Daniele Paine, 303-896-5706.